Exhibit 99.1

Selling Stockholders to Offer
3,096,274 Shares
of
ExamWorks Group, Inc. Common Stock

ATLANTA, GA. May 12, 2014 – ExamWorks Group, Inc. (NYSE: EXAM) (“ExamWorks”), a leading provider of independent medical examinations (“IMEs”), peer reviews, bill reviews, Medicare compliance and other related services (“IME Services”), today announced the commencement of an underwritten public offering of 3,096,274 shares of its common stock by certain selling stockholders, which represents approximately 8.0% of the total outstanding common stock. In addition, the selling stockholders have granted the underwriter a 30-day option to purchase up to an additional 464,443 shares of common stock. Deutsche Bank Securities Inc. is acting as the sole underwriter for the offering. ExamWorks will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

The offering of these securities is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com; tel: (800) 503-4611.

ExamWorks has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About ExamWorks

ExamWorks is a leading provider of IMEs, peer reviews, bill reviews, Medicare compliance and other related services. ExamWorks helps its clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME Services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

CONTACT:

ExamWorks Group, Inc.
J. Miguel Fernandez de Castro
Senior Executive Vice President and Chief Financial Officer

404-952-2400
investorrelations@examworks.com